Exhibit 99.1

Emclaire Financial Corp. Announces Second Quarter and Year to Date 2006 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--July 21, 2006--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $602,000 or $0.47 per share for the three months ended June 30, 2006. Net income for the quarterly period decreased $52,000 or 8.0%, as compared to net income of $654,000 or $0.52 per share for the quarter ended June 30, 2005. The Corporation's annualized return on average assets and equity were 0.87% and 10.25%, respectively, for the three months ended June 30, 2006, versus 0.95% and 10.92%, respectively, for the same period in the prior year.
    Net income for the six-month period ended June 30, 2006 was $1.19 million or $0.94 per share versus $1.22 million or $0.96 per share for the same period in the prior year. This decrease of $30,000 or 2.5% in earnings resulted in an annualized return on average assets and equity of 0.87% and 10.15%, respectively, for the current year to date period versus 0.89% and 10.24%, respectively, for the same period in the prior year.
    The decrease in the Corporation's operating results for the quarterly and year to date periods can be attributed to decreases in net interest income and commissions on financial services and increases in compensation and benefits and premises and equipment. Partially offsetting this decrease were increases in fees and service charges and gains on sales of securities and a decrease in other noninterest expense.
    During the six-month period ended June 30, 2006, total assets increased $9.4 million or 3.4% to $285.0 million at June 30, 2006 from $275.5 million at December 31, 2005. Investment securities and cash equivalents decreased $4.7 million and $4.6 million, respectively, between year-end 2005 and June 30, 2006. Loans receivable, customer deposits and borrowed funds increased $17.4 million, $8.0 million, and $1.7 million, respectively, to $209.9 million, $238.5 million, and $21.2 million, respectively, at June 30, 2006. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at June 30, 2006 of $23.5 million or approximately 8.2% of total assets.
    Average interest-earning assets remained stable at $255.4 million for the six month periods ended June 30, 2006 and June 30, 2005. Average securities and interest-earning cash equivalents decreased $10.2 million and $2.8 million, respectively, to $54.5 million and $3.5 million, respectively at June 30, 2006 from $64.6 million and $6.3 million, respectively, for the same period last year primarily as a result of funding loan growth. Average loans increased $12.9 million or 7.0% to $197.4 for the first six months of 2006 versus
$184.5 million for the same period in 2005. The yield on interest-earning assets increased 29 basis points to 6.24% in the first six months of 2006 versus 5.95% for the same period in 2005.
    Average liabilities increased $674,000 to $251.9 million for the six months ended June 30, 2006, compared to $251.2 million for the same period in the prior year. Average borrowed funds increased
$1.2 million or 7.7% to $16.2 million at June 30, 2006 from $15.0 million for the same period in 2005. Partially offsetting this increase was a decrease in average deposits of $297,000 to $233.3 million at June 30, 2006 from $233.6 million for the same period in the prior year. The Corporation's cost of funds increased
31 basis points to 2.50% for the first six months of 2006 versus 2.19% for the same period in 2005.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                  Three month period Six month period
                                    ended June 30,    ended June 30,
                                    2006      2005     2006     2005
                                  --------- -------- -------- --------

 Interest income                    $3,931   $3,782   $7,675   $7,326
 Interest expense                    1,614    1,342    3,097    2,696
                                  --------- -------- -------- --------
   Net interest income               2,317    2,440    4,578    4,630
 Provision for loan losses              47       45       78      105
 Noninterest income                    769      757    1,497    1,413
 Noninterest expense                 2,253    2,330    4,468    4,417
                                  --------- -------- -------- --------
   Net income before provision
    for income taxes                   786      822    1,529    1,521
 Provision for income taxes            184      168      342      300
                                  --------- -------- -------- --------
 Net income                           $602     $654   $1,187   $1,221
                                  ========= ======== ======== ========

 Net income per share                $0.47    $0.52    $0.94    $0.96
 Dividends per share                 $0.27    $0.25    $0.54    $0.50

 Return on annualized average
  assets                              0.87%    0.95%    0.87%    0.89%
 Return on annualized average
  equity                             10.25%   10.92%   10.15%   10.24%
 Yield on average interest-earning
  assets                              6.29%    6.10%    6.24%    5.95%
 Cost of average interest-bearing
  liabilities                         3.10%    2.61%    3.02%    2.63%
 Net interest margin                  3.78%    4.00%    3.79%    3.82%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                                As of         As of
                                              6/30/2006    12/31/2005
                                             -----------   -----------

 Total assets                                  $284,951      $275,517
 Cash and equivalents                             5,764        10,367
 Securities                                      51,632        56,304
 Loans                                          209,943       192,526
 Deposits                                       238,483       230,503
 Borrowed funds                                  21,200        19,500
 Stockholders' equity                            23,480        23,615

 Book value per share                            $18.52        $18.63

 Net loans to deposits                            88.03%        83.52%
 Allowance for loan losses to total loans          0.89%         0.96%
 Earning assets to total assets                   92.73%        92.82%
 Stockholders' equity to total assets              8.24%         8.57%
 Shares of common stock outstanding           1,267,835     1,267,835


    CONTACT: Emclaire Financial Corp., Emlenton
             David L. Cox or William C. Marsh, 724-867-2311